Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-213877) of The Manitowoc Company, Inc. of our report dated June 29, 2020 appearing in this Annual Report on Form 11-K of The Manitowoc Company, Inc. Retirement Savings Plan for the period ended October 31, 2019.

/s/ Wipfli LLP

June 29, 2020

Radnor, Pennsylvania